Exhibit (a)(5)(C)

GameStop Announces Final Results of its Modified Dutch Auction Tender Offer

Grapevine, Texas (July 15, 2019)—GameStop Corp. (NYSE: GME) today announced the final results of its “modified Dutch auction” tender offer to purchase up to 12,000,000 shares of its Class A common stock, par value $0.001 per share. The tender offer expired at 5:00 p.m., New York City time, on July 10, 2019.

In accordance with the terms and conditions of the tender offer and based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, GameStop accepted for payment, at a purchase price of $5.20 per share, a total of 12,000,000 shares properly tendered at the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of $62,400,000, excluding fees and expenses relating to the tender offer. GameStop accepted the shares on a pro rata basis, except for tenders of “odd lots,” which were accepted in full, and conditional tenders that were automatically regarded as withdrawn because the condition of the tender was not met, and has been informed by the depositary that the final proration factor for the tender offer is 43.14%. The shares purchased represent approximately 11.72% of GameStop’s Class A common stock issued and outstanding as of July 10, 2019.

While GameStop suspended open market repurchase activity under its existing share repurchase program initiated in March 2019, the completion of the tender offer removes that suspension. However, under applicable securities laws, GameStop may not repurchase any shares until July 25, 2019. After taking into account the completion of the tender offer, the company has $237,600,000 repurchase capacity remaining under the share repurchase program. The amount and timing of any share repurchases will be evaluated in conjunction with various other opportunities and depend on a number of factors including the price and availability of shares of Class A common stock, trading volume, capital availability, GameStop’s business and financial position and general economic and market conditions.

The depositary will promptly pay for all shares accepted for payment pursuant to the tender offer, and will return to the tendering shareholders all other shares tendered and not purchased.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll free) or the dealer manager for the tender offer, BofA Securities, Inc., at (888) 803-9655 (toll free).

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game and consumer electronics retailer. GameStop operates over 5,700 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Safe Harbor

GameStop has made statements in this press release that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about GameStop, may include projections of GameStop’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on GameStop’s current expectations and projections about future events. There are important factors that could cause GameStop’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in GameStop’s 2018 Annual Report on Form 10-K, and carefully review the other reports filed by GameStop.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com